Exhibit 107

Calculation of Filing Fee Tables

S-4

…………..

(Form Type)

FOUNDER SPAC

……………………………………………………..…

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Fee Calculation Rule	148,914,153(1)	$9.96(4)	$1,483,184,963.88	$0.0000927	$137,491.25	-	-	-	-
Fees to Be Paid	Equity	Common Stock	Fee Calculation Rule	31,625,000(2)	$9.96(4)	$314,985,00.00	$0.0000927	$29,199.11	-	-	-	-
Fees to Be Paid	Equity	Common Stock	Fee Calculation Rule	15,812,500	-	-	-	-	-	-	-	-
Fees to Be Paid	Equity	Common Stock	Fee Calculation Rule	15,812,500(3)	$11.50	$181,843,750.00	$0.0000927	$16,856.27	-	-	-	-
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)	Based on the number of shares of Class A Common Stock, par value $0.0001 per share (“Domestication Class A Common Stock”), of New Rubicon (as defined below) to be issued pursuant to the certificate of incorporation of New Rubicon and in connection with the Business Combination (as defined herein), comprising (a) 19,930,813 shares of Domestication Class A Common Stock to be issued upon consummation of the Business Combination (as described herein), (b) 118,593,980 shares of Domestication Class A Common Stock issuable upon conversion of the 118,593,980 Class B Units of Rubicon Technologies Holdings, LLC (“Class B Units”) to be issued upon consummation of the Business Combination (as described herein), (c) up to 1,494,811 shares of Domestication Class A Common Stock issuable as contingent earn-out consideration following consummation of the Business Combination (as described herein), and (d) up to 8,894,549 shares of Domestication Class A Common Stock issuable upon conversion of the 8,894,549 Class B Units issuable as contingent earn-out consideration following consummation of the Business Combination (as described herein), in each case, pursuant to that certain Merger Agreement (as described herein).

(2)	Based on the number of shares of Domestication Class A Common Stock to be issued upon conversion of 31,625,000 Founder Class A Shares, par value $0.0001 per share (including Founder Class A Shares included in units), issued by the registrant in its initial public offering (“IPO”) registered on Form S-1 (SEC File No. 333-258158).

(3)	Represents the number of shares of Domestication Class A Common Stock issuable upon exercise of warrants pursuant to their terms. Each whole warrant will entitle the warrant holder to purchase one share of Domestication Class A Common Stock at a price of $11.50 per share.

(4)	Calculated pursuant to Rule 457 of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price is equal to the average high and low prices of Founder Class A Shares reported on Nasdaq as of January 26, 2022.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date